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Exhibit 99.1

Draft press release
Draft 1 1/21/03

Tenet Announces $500 Million Senior Notes Offering

        SANTA BARBARA, Calif.—Jan. 9, 2003—Tenet Healthcare Corporation (NYSE: THC) announced today that it issued $500 million in aggregate principal amount of intermediate term senior notes pursuant to its existing $2 billion shelf registration statement. The notes were underwritten by Salomon Smith Barney, Bank of America Securities LLC and J.P. Morgan. The proceeds from this offering will be used to repay a portion of Tenet's current borrowings under its $1.5 billion revolving credit line that matures in 2006.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,851 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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Exhibit 99.1